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                                  EXHIBIT 21.1

                 LIST OF SUBSIDIARIES OF ATRIUM COMPANIES, INC.

         Atrium Door and Window Company of the Northeast, a Connecticut corporation (the merged companies formerly named Vinyl Building Specialties of Connecticut, Inc. and Bishop Manufacturing Company, Incorporated) (direct subsidiary)

         Atrium Door and Window Company of New England, a Connecticut corporation (formerly Bishop Manufacturing Company of New England, Inc.) (indirect subsidiary)

         Atrium Door and Window Company of New York, a Connecticut corporation (formerly Bishop Manufacturing Company of New York, Inc.) (direct subsidiary)

         Atrium Door and Window Company - West Coast, a Texas corporation (formerly H-R Window Supply, Inc.) (direct subsidiary)